UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2026 (July 20, 2026)

Utz Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38686	85-2751850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 High Street

Hanover, PA 17331

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (717) 637-6644

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	UTZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On July 20, 2026, Utz Brands, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Idaho USA, Inc. a Delaware corporation (“Acquiror”), Idaho Merger Sub, Inc., a Delaware corporation and direct or indirect wholly-owned subsidiary of Acquiror (“Merger Sub”), and Intersnack Group GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (“Parent”). The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), and following the Merger, the Company will continue as the surviving corporation in the Merger and become an indirect wholly-owned subsidiary of Parent (the “Surviving Corporation”). Capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement, except as otherwise indicated.

The Company’s board of directors (the “Company Board”), acting on the unanimous recommendation of a special committee of the Company Board, consisting only of directors that the Company Board determined to each be a “disinterested director” (as defined in Section 144 of the Delaware General Corporation Law, as amended (the “DGCL”)) with respect to the contemplated transactions (the “Special Committee”), has unanimously of all voting, among other things, (i) determined that the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders, including the Unaffiliated Company Stockholders (as defined below) and “unaffiliated security holders” as defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby (including the Merger, the TRA Payment (as defined below) and the Recapitalization (as defined below)) and (iii) resolved to recommend that the stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, including the Merger, the TRA Payment and the Recapitalization. “Unaffiliated Company Stockholders” means the holders of the outstanding shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Company Class A Common Stock” or “Class A Shares”), excluding (a) Parent, Acquiror and Merger Sub and their respective controlled Affiliates (if applicable), (b) the Continuing Stockholders (as defined below), (c) the parties to the Voting Agreement (as defined below) (other than Acquiror and the Company) and their respective controlled Affiliates, (d) certain Family Stockholders and (e) any person that the Company Board has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

Merger Consideration and Treatment of Equity Awards

At the effective time of the Merger (the “Effective Time”), each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any (i) shares owned or held in treasury by the Company, which will be automatically cancelled for no consideration, (ii) shares owned by any direct or indirect subsidiary of the Company or by Parent or any of its direct or indirect Subsidiaries, which will remain outstanding at the Effective Time and (iii) shares as to which appraisal rights have been properly exercised and perfected under Section 262 of the DGCL) will be automatically converted into the right to receive $14.25 per share of Company Class A Common Stock in cash, without interest and net of applicable withholding taxes (the “Merger Consideration”).

In addition, at the Effective Time, each share of Class V Common Stock, par value $0.0001 per share, of the Company (“Company Class V Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (all of which are held by the Continuing Stockholders) will be automatically canceled for no consideration.

Each option to purchase Company Class A Common Stock (each, a “Company Option”) that is outstanding and unexercised as of immediately prior to the Effective Time (i) will be deemed to be fully vested and (ii) will be canceled and converted into the right to receive from the Surviving Corporation or its Subsidiaries, at or promptly after the Effective Time (but in no event later than ten (10) Business Days following the Closing Date), an amount, in cash, without interest, equal to the product of (A) the total number of shares of Company Class A Common Stock subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Class A Common Stock of such Company Option. If the per share exercise price of any Company Option is equal to or greater than the Merger Consideration, such Company Option will be cancelled as of the Effective Time without any payment therefor.

Each restricted stock unit or performance share unit payable in shares of Company Class A Common Stock (or whose value is determined with reference to the value of Company Class A Common Stock) (each, a “Company Restricted Stock Unit”) that is held by any director of the Company who is not an employee of the Company or any Affiliate of the Company that is outstanding as of immediately prior to the Effective Time (each, a “Director RSU”) (i) will be deemed to be fully vested and (ii) will be canceled and converted into the right to receive from the Surviving Corporation or its Subsidiaries, at or promptly after the Effective Time (but in no event later than ten (10) Business Days following the Closing Date, subject to Section 409A of the Code), an amount, in cash, without interest, equal to the sum of (x) the product of (A) the total number of shares of Company Class A Common Stock subject to such Director RSU immediately prior to the Effective Time and (B) the Merger Consideration and (y) all cash dividend equivalents accrued or credited with respect to such Director RSUs.

Each Company Restricted Stock Unit other than a Director RSU that is outstanding as of immediately prior to the Effective Time will, at the Effective Time, be converted into the contingent right to receive from the Surviving Corporation or its Subsidiaries an amount, in cash, without interest, equal to the sum of (x) the product of (A) the number of shares of Company Class A Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time and (B) the Merger Consideration and (y) all cash dividend equivalents accrued or credited with respect to such Company Restricted Stock Units (each, a “Restricted Cash Award”); provided, that for purposes of determining the number of shares of Company Class A Common Stock subject to any Company Restricted Stock Unit immediately prior to the Effective Time, with respect to any Company Restricted Stock Unit that vests based in whole or in part on the achievement of performance conditions, such number will be determined by the Company Board (or, if appropriate, any duly authorized committee thereof administering the Company Stock Plans) immediately prior to the Effective Time based on the actual level of performance as of immediately prior to the Effective Time. Each Restricted Cash Award will continue to have, and will be subject to, the same terms and conditions (excluding, for the avoidance of doubt, any performance conditions and additional dividend equivalent rights, which will not apply following the Effective Time), including vesting terms and conditions (including any accelerated vesting upon a qualifying termination of employment), as applied to the corresponding Company Restricted Stock Unit immediately prior to the Effective Time and will be payable in cash within thirty (30) days following the vesting thereof.

Prior to the Effective Time, the Company will take all actions necessary pursuant to the terms of the Utz 2021 Employee Stock Purchase Plan (the “Company ESPP”) and applicable Law to, contingent on the Effective Time, (i) provide that (A) no new Purchase Period (as defined in the Company ESPP) will be commenced following the date of the Merger Agreement under the Company ESPP, (B) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP or any contributions other than previously elected payroll deductions during the current Purchase Period from those in effect as of the date of the Merger Agreement, (C) no individuals will commence participation in the Company ESPP during the period from the date of the Merger Agreement through the Effective Time and (D) each purchase right issued pursuant to the Company ESPP will be fully exercised on the Final Purchase Date (as defined below) (with Company Class A Common Stock issued pursuant to such exercise treated in accordance with the treatment of Class A Common Stock described above and with any participant payroll deductions not applied to the purchase of Company Class A Common Stock returned to the participant); and (ii) terminate the Company ESPP effective as of immediately prior to the Effective Time. For the purposes of the Merger Agreement, the “Final Purchase Date” will be the earlier of (x) the scheduled purchase date for such Purchase Period and (y) a date that is within ten (10) Business Days prior to the Effective Time.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants of the Company, Parent, Acquiror and Merger Sub. From the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, among other things, subject to specified exceptions, the Company is required to, and is required to cause each of its Subsidiaries to, (i) (A) use commercially reasonable efforts to conduct the business in all material respects in the ordinary course of business and (B) to the extent consistent with the foregoing, use commercially reasonable efforts to maintain and preserve substantially intact its business organization and (ii) not to take certain actions prior to the Closing without the prior written consent of Acquiror (which consent will not be unreasonably withheld, conditioned or delayed, subject to specified exceptions).

Under the Merger Agreement, the Company is permitted to declare and pay quarterly cash dividends on Company Common Stock at times consistent with past practice, in an amount per quarter not exceeding $0.063. The Company is also permitted to declare and pay special dividends to holders of Class A Shares following certain tax distributions from its subsidiary, Utz Brands Holdings, LLC (“Company LLC”), in the ordinary course of business at times consistent with past practice, in an amount not to exceed $0.01 per year.

Under the Merger Agreement, each of Parent, Acquiror, Merger Sub and the Company has also agreed to (and to cause their Affiliates to, if applicable) use their respective reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable (subject to certain customary limitations and conditions set forth in the Merger Agreement, including in the event of a Burdensome Condition) to consummate and make effective the transactions contemplated by the Merger Agreement, including the Merger, the TRA Payment and the Recapitalization, as promptly as practicable.

Closing Conditions

Each party’s obligation to consummate the Merger is conditioned upon (i) the affirmative vote of (x) the holders of a majority of the issued and outstanding shares of Company Common Stock and (y) a majority of the votes cast by the Company’s disinterested stockholders (as such term is defined in Section 144 of the DGCL) (which, for the avoidance of doubt, excludes any stockholder that is not an Unaffiliated Company Stockholder), in each case in favor of the approval and adoption of the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, including the Merger, the TRA Payment and the Recapitalization (together, the “Company Stockholder Approval”); (ii) no order by any court of competent jurisdiction, any federal, state or comparable foreign Governmental Entity of competent jurisdiction or any other material Governmental Entity of competent jurisdiction in the United States or in any jurisdiction where Parent or the Company has material sales or operations having been entered and continuing to be in effect that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger, the TRA Payment, the termination of the Tax Receivable Agreement (as defined below), the Recapitalization or the effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement (each as defined below) (any of the foregoing, a “Legal Restraint”); and (iii) the expiration or termination of the required waiting period (and extensions thereof) applicable to the Merger or the Recapitalization under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of other clearances or approvals under applicable Antitrust Laws in identified jurisdictions.

In addition, the obligation of each party to consummate the Merger is conditioned upon the other party’s representations and warranties being true and correct (subject to certain customary materiality exceptions and qualifications) and the other party having performed in all material respects its obligations under the Merger Agreement and the other Transaction Agreements and, in the case of Parent, Acquiror and Merger Sub, no Burdensome Condition being a condition to receipt of (or otherwise included in) any Regulatory Approval and no Company Material Adverse Effect having arisen or occurred following the date of the Merger Agreement that is continuing.

In addition, the obligation of Parent, Acquiror and Merger Sub to consummate the Merger is conditioned, among other things, on (i) the TRA Payment, the termination of the Tax Receivable Agreement and the Recapitalization being consummated substantially concurrently with the Closing and the Closing Provisions of the Fourth A&R Company LLC Operating Agreement becoming effective substantially concurrently with the Closing (provided that (A) except in the case of clause (B), this condition will not apply if the reason that it is not satisfied is because Parent has not complied with certain specified obligations in the Implementation Agreement (including to (1) deliver to the Company funds sufficient to make the TRA Payment and (2) cause the OpCo Debt Financing (as defined below) to be delivered) and all other conditions to the consummation of the Merger are satisfied or waived or would be satisfied if the Closing were to occur) and (B) this condition will not be satisfied if the Redemption Shortfall Amount (as defined below) would exceed at the Closing the Redemption Note Cap (as defined below) at such time; (ii) certain representations and warranties of the Series U of UM Partners, LLC (“Series U”) and Series R of UM Partners, LLC (“Series R” and, together with Series U, the “Continuing Stockholders”) being true and correct as set forth in the Implementation Agreement (subject to certain qualifications); and (iii) a certificate being delivered by each Continuing Stockholder under the Implementation Agreement certifying that the condition in clause (ii) has been satisfied. Under the Redemption Agreement (as defined below), the “Redemption Amount” is the amount equal to the number of common units (“Common Units”) of Company LLC to be redeemed thereunder in the Redemption (as defined below), multiplied by a per-Common Unit price of $14.25. In the event that there are insufficient amounts available as calculated under the Redemption Agreement (including assuming that certain amounts are funded regardless of whether funding has occurred) to fund the Redemption Amount (such difference, the “Redemption Shortfall Amount”), then a portion of the Redemption will be funded in cash and the Redemption Shortfall Amount will be funded in the form of a promissory note issued by Company LLC to the Surviving Corporation (the “Redemption Promissory Note”) with a principal amount equal to the Redemption Shortfall Amount, but in no event will the principal amount of the Redemption Promissory Note exceed the sum of (i) $100,000,000 and (ii) the Equipment Financing Repayment Amount (as defined in the Redemption Agreement) (the sum of clause (i) and clause (ii), the “Redemption Note Cap”).

Non-Solicitation; Adverse Recommendation Change; Intervening Event

From the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, the Company is subject to customary “no-shop” restrictions requiring the Company not to, among other things, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with, or furnish any information to, any other person (in each case, other than the Company and its Subsidiaries and their respective Representatives, the Special Committee, the Company Board and their respective Representatives, and the Family Stockholders and their respective Representatives), in each case, in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, a Company Takeover Proposal or (iii) approve, adopt, publicly recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) to effect, or providing for the terms of, a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement). The Company may, however, prior to obtaining the Company Stockholder Approval, engage in negotiations or substantive discussions with, or furnish any information to, a third party that has made a bona fide, written Company Takeover Proposal that did not result from a material breach of the non-solicitation provisions if the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with the Special Committee’s outside financial advisor and outside legal counsel) that such Company Takeover Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal, subject to certain requirements.

Prior to obtaining the Company Stockholder Approval, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may, in certain circumstances, make an Adverse Recommendation Change or cause the Company to terminate the Merger Agreement to substantially concurrently enter into a definitive agreement relating to such Company Superior Proposal, subject to complying with specified notice requirements to Acquiror and other conditions set forth in the Merger Agreement, including paying the Termination Fee (as defined below) to Acquiror in specified circumstances, as described below.

In addition, at any time prior to obtaining the Company Stockholder Approval, and other than in connection with a Company Takeover Proposal, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change in response to a Company Intervening Event if it determines in good faith (after consultation with its outside legal counsel and outside financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, subject to specified conditions.

Termination and Specific Performance

Either the Company or Acquiror may terminate the Merger Agreement by mutual written consent or if, subject to certain limitations, (i) the Effective Time has not occurred on or prior to April 20, 2027 (the “Outside Date”), (ii) any Legal Restraint permanently restraining, enjoining or otherwise making illegal or prohibiting the Merger, or otherwise prohibiting the consummation of the Merger, has become final and non-appealable, provided that the party seeking to terminate has complied in all material respects with certain obligations to contest, appeal and remove such Legal Restraint, (iii) the Company Stockholder Approval has not been obtained at the meeting of stockholders at which the Merger Agreement was voted upon or any adjournment or postponement thereof (the “Company Special Meeting”) or (iv) the other party breaches its representations, warranties or covenants in the Merger Agreement in a manner that would result in applicable closing conditions not being satisfied, subject in certain cases to the right of the breaching party to cure the breach by the earlier of the Outside Date and date that is 20 Business Days following written notice of such breach. The Company also has the right, prior to receipt of the Company Stockholder Approval, to terminate the Merger Agreement, subject to certain limitations, in order to substantially concurrently enter into a definitive agreement with respect to a Company Superior Proposal (so long as the Company pays the Termination Fee to Acquiror). Acquiror also has the right to terminate the Merger Agreement any time, prior to receipt of the Company Stockholder Approval, following an Adverse Recommendation Change or if the Company has Willfully Breached the non-solicitation provision in the Merger Agreement.

The Company will be required to pay Acquiror a termination fee equal to $50,000,000 (the “Termination Fee”) if (i) the Merger Agreement is terminated (x) by either the Company or Acquiror as a result of the Effective Time not having occurred on or prior to the Outside Date if the Company Special Meeting and vote thereat has not been held, (y) by either the Company or Acquiror as a result of the Company Stockholder Approval not having been obtained at the Company Special Meeting or (z) by Acquiror as a result of the Company having breached any of its representations, warranties, covenants or agreements in a manner that would result in the applicable conditions to Closing set forth in the Merger Agreement not being satisfied; (ii) prior to such termination, a Company Takeover Proposal has been made or publicly made known and has not been withdrawn in the specified manner; and (iii) at any time prior to the first anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement to effect, or consummates, a Company Takeover Proposal (provided that, solely for purposes of the foregoing, the references to 20% in the definition of “Company Takeover Proposal” are deemed to be references to 50%) with any person, upon the consummation of such transaction.

The Company will also be required to pay Acquiror the Termination Fee if (i) Acquiror terminates the Merger Agreement prior to the receipt of the Company Stockholder Approval following an Adverse Recommendation Change or if the Company has Willfully Breached the non-solicitation provision of the Merger Agreement or (ii) prior to the receipt of the Company Stockholder Approval, the Company had terminated the Merger Agreement in order to substantially concurrently enter into a definitive agreement with respect to a Company Superior Proposal.

Payment of the Termination Fee will constitute the sole and exclusive monetary remedy of Parent and Acquiror and their respective Affiliates against the Company and its Subsidiaries and specified related parties in connection with the Merger Agreement and the transactions contemplated thereby, except in the case of Fraud or Willful Breach of the Merger Agreement. If the Merger Agreement is terminated and there has been a Willful Breach by a party, the other parties are entitled to pursue damages for losses resulting from that Willful Breach, including, in the case of the Company, based on the loss of the premium the holders of Class A Shares would be entitled to receive pursuant to the terms of the Merger Agreement.

The Merger Agreement also provides that the Company, on the one hand, and Parent, Acquiror and Merger Sub, on the other hand, are entitled to injunctive relief to prevent breaches of, and to enforce the terms of, the Merger Agreement and the other Transaction Agreements, including to prevent breaches or threatened breaches of, or to enforce compliance with, the terms, provisions, covenants and obligations of the Merger Agreement.

Financing

In connection with the contemplated transactions, Parent has obtained debt financing commitments consisting of (i) debt financing (the “Topco Debt Financing”) from certain financing sources (the “Topco Debt Financing Sources”) pursuant to a commitment letter (the “Topco Debt Financing Commitment Letter”) and (ii) debt financing (the “Opco Debt Financing” and together with the Topco Debt Financing and the revolving loans available to the Parent pursuant to the Parent Existing Credit Agreement, the “Debt Financing”) from certain financing sources (the “Opco Debt Financing Sources” and, together with the Topco Debt Financing Sources, the “Debt Financing Sources”) pursuant to a commitment letter (the “Opco Debt Financing Commitment Letter” and, together with the Topco Debt Financing Commitment Letter, the “Debt Financing Commitment Letters”), pursuant to which the Debt Financing Sources have committed to provide financing in the amounts set forth in the Debt Financing Commitment Letters. Subject to the terms and conditions of the Debt Financing Commitment Letters and the Parent Existing

Credit Agreement, and assuming satisfaction of certain conditions set forth in the Merger Agreement, Acquiror and Parent have represented and warranted that, as of the Closing Date, they will have sufficient funds to pay the aggregate Merger Consideration and all other payments required to be paid under the Merger Agreement and in accordance with the other Transaction Agreements, including any Indebtedness of the Company or its Subsidiaries paid or payable at the Closing in accordance with the Transaction Agreements or that otherwise becomes due and payable as a result of the transactions contemplated by the Transaction Agreements (including, to the extent applicable, Indebtedness under the Company Credit Agreements and in respect of capital leases and other equipment financings), and to pay all fees and expenses related to the Merger and the other transactions contemplated by the Merger Agreement and the other Transaction Agreements (the “Required Amount”). The obligations of the Debt Financing Sources to provide the Debt Financing under the Debt Financing Commitment Letters and the obligations of the relevant lenders under the Parent Existing Credit Agreement to fund revolving loans thereunder are each subject to a number of customary conditions. If any portion of the Debt Financing on the terms and conditions of the applicable Debt Financing Commitment Letters becomes unavailable, Acquiror is required to use its reasonable best efforts to obtain, on or prior to the Closing Date, alternative financing, from the same or alternative sources, in an amount sufficient, when added to (a) any portion of the Debt Financing that is and will be available, (b) cash on hand and (c) other sources of funds available, to pay in cash the Required Amount on terms and conditions that would not constitute a Prohibited Modification.

Receipt of the Debt Financing is not a condition to the obligation to Closing or to the consummation of any of the transactions contemplated by the Transaction Agreements.

The Merger Agreement also provides that the Company is required to use its reasonable best efforts to provide customary cooperation reasonably requested by Parent, Acquiror and their Affiliates to assist in connection with their efforts to obtain the Debt Financing, subject to certain limitations. Acquiror must promptly upon written request by the Company reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and its Subsidiaries and its and their respective representatives in connection with cooperating with Parent, Acquiror and their Affiliates in obtaining the Debt Financing.

Other Matters

The foregoing description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 hereto and is incorporated by reference herein.

The Merger Agreement and the foregoing description thereof, and the other agreements attached hereto and described herein, have been included to provide the Company’s stockholders with information regarding the terms of the Merger Agreement and such other agreements and are not intended to provide any other factual information about the parties to the Merger Agreement or such agreements or their respective Subsidiaries or Affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement and such agreements were made only for purposes of the Merger Agreement and as of specific dates set forth therein, are solely for the benefit of the parties to the Merger Agreement and such agreements and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement and such agreements. The subject matter of the representations and warranties may change after the date hereof, which subsequent information may or may not be fully reflected in the Company’s public disclosures. In addition, certain representations and warranties were used for the purpose of allocating risk between the parties to the Merger Agreement and such agreements, rather than establishing matters of fact. The representations and warranties may also be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or the standards of materiality generally applicable to the Company and its reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”), and in some cases were qualified by confidential disclosures that were made by each party to the others, which disclosures are not reflected in the Merger Agreement or such agreements. Stockholders are not third-party beneficiaries under the Merger Agreement or such other agreements, except to the extent stated expressly therein and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement or such agreements.

Implementation Agreement

On July 20, 2026, concurrently with the execution of the Merger Agreement, each of the Continuing Stockholders, Parent, Acquiror, the Company and Company LLC entered into an implementation agreement (the “Implementation Agreement”), under which the parties thereto agreed to complete, substantially concurrently with the Closing, the following transactions in the following sequence: (i) the parties to the Merger Agreement consummating the Merger in accordance with the terms and conditions of the Merger Agreement; (ii) the Surviving Corporation making the TRA Payment, in the aggregate, to the Continuing Stockholders; (iii) the effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement; (iv) the Continuing Stockholders’ purchase of 2,315,790 Common Units from the Company at a per-Common Unit price of $14.25 (the “Purchase”); and (v) Company LLC’s redemption from the Company of a number of Common Units in exchange for an aggregate amount of cash and, if required, the Redemption Promissory Note, calculated using the same per-Common Unit price used to calculate the number of Common Units to be sold in the Purchase, such that, immediately following the Closing, the Purchase and Redemption, the Surviving Corporation, on the one hand, and the Continuing Stockholders, in the aggregate, on the other hand, will each own fifty percent (50.00%) of the issued and outstanding Common Units of Company LLC (the “Redemption” and, together with the Purchase, the “Recapitalization”). The agreements contemplated by the foregoing (other than the Merger Agreement), including the Fourth A&R Company LLC Operating Agreement, the Purchase Agreement and the Redemption Agreement (each, as defined below) were each executed concurrently with the execution of the Implementation Agreement, with the transactions contemplated thereunder generally to occur or become effective substantially concurrently with the Closing.

Under the Implementation Agreement, Series U, in its capacity as the Seller Representative (as defined in the Investor Rights Agreement, dated as of August 28, 2020 and amended as of October 21, 2021 and October 30, 2024, by and among the Company, Series U, Series R, Collier Creek Partners LLC, the Founder Holders and the CCH Independent Directors (each as defined therein) (as may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “IRA”)) under the IRA, consented to the execution, delivery and performance of the Implementation Agreement and the other Transaction Agreements and the consummation of the transactions contemplated thereby for all purposes under the IRA and the Amended Company LLC Operating Agreement, including pursuant to Section 2.2 of the IRA, and the adoption of the By-law Amendment (as defined below), subject to certain limitations. Each of the Continuing Stockholders, in its capacity as a member of Company LLC, consented to the execution, delivery and performance of (i) the Implementation Agreement, (ii) the other Transaction Agreements (and if applicable, the Redemption Promissory Note), (iii) the Opco Debt Financing Commitment Letter and (iv) any fee letters related to the Opco Debt Financing, and, in each case of clauses (i), (ii), (iii) and (iv), the consummation of the transactions contemplated thereby, for all purposes under the Company LLC Organizational Documents (including the IRA).

In addition, under the Implementation Agreement, among other things, (i) each of the Continuing Stockholders agreed to (and to cause their Affiliates to, if applicable) use their respective reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable (subject to certain customary limitations set forth in the Implementation Agreement) to consummate and make effective the transactions contemplated by the Transaction Agreements, as promptly as practicable and (ii) Parent and Acquiror agreed that they shall not (in each case, to the extent applicable), without the prior written consent of the Stockholders, waive certain conditions to the Closing under the Merger Agreement.

The Implementation Agreement will terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) mutual written consent of the parties or (iii) subject to certain limited exceptions, immediately following the Closing and consummation of the transactions set forth therein, including the Merger, the TRA Payment, the Recapitalization and the effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement. If the Implementation Agreement is terminated, such termination will not relieve any party of any liability or obligation (i) that such party has under any other Transaction Agreement to which such party is a party in accordance with such Transaction Agreement, or (ii) for Fraud (as defined in the Implementation Agreement) or any Willful Breach of any provision of the Implementation Agreement by such party occurring prior to termination (in which case, the aggrieved Party will be entitled to all rights and remedies available at law or in equity), including, in the case of a termination of the Implementation Agreement upon the termination of the Merger Agreement where the Company is an aggrieved party, in addition to any other remedies of the Company available at law or in equity, the right of the Company to pursue a payment from such party in an amount representing, or based on the loss of, the premium the holders of shares of Company Class A Common Stock would be entitled to receive pursuant to the terms of the Merger Agreement; provided, that in no event will the aggregate monetary damages required to be paid to the Company by the Stockholders pursuant to clause (ii) (and subject to the next succeeding proviso) exceed $50,000,000; and provided, further, that the Company will only be permitted to recover damages based on the loss of premium against the Stockholders pursuant to clause (ii) if the Fraud or Willful Breach of any provision of the Implementation Agreement by the Stockholders resulted in a condition to the Closing in the Merger Agreement not being satisfied.

The foregoing description of the Implementation Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Implementation Agreement, which is attached hereto as Exhibit 2.2 and is incorporated herein by reference.

Voting Agreement

On July 20, 2026, concurrently with the execution of the Merger Agreement, the Continuing Stockholders, Dylan B. Lissette, Timothy P. Brown and the Rice Family Foundation (collectively, the “Voting Agreement Stockholders”) entered into a voting agreement (the “Voting Agreement”) with Parent, Acquiror and the Company, pursuant to which the Voting Agreement Stockholders agreed, among other things, to vote or caused to be voted all of the shares of Company Common Stock owned (beneficially or of record) by them (collectively, their “Company Shares”) (i) in favor of the approval and adoption of the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby, including the Merger, the TRA Payment and the Recapitalization, with respect to each meeting (or with respect to any action by written consent) at or for which a vote of such Voting Agreement Stockholders is requested for the approval and adoption therefor, (ii) in favor of any proposal to adjourn or postpone the Company Special Meeting in accordance with the Merger Agreement, (iii) in favor of any other proposal necessary for the consummation of the Merger, the TRA Payment and the Recapitalization, (iv) against any Company Takeover Proposal, (v) against any other action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger, the TRA Payment and the Recapitalization or the performance of the Voting Agreement Stockholders of their obligations under the Voting Agreement and (vi) against any action, proposal, transaction or agreement that would or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty of the Company contained in the Merger Agreement or any other Transaction Agreement or of the Voting Agreement Stockholders contained in the Voting Agreement or any other applicable Transaction Agreement.

The Voting Agreement permits, and requires if requested by the Special Committee, the Voting Agreement Stockholders to evaluate any bona fide Company Takeover Proposal or any bona fide inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, and engage in discussions and negotiations with (and provide information to) (i) any Family Stockholders or any of their Representatives regarding any such bona fide Company Takeover Proposal, inquiry, proposal or offer and (ii) the Company or any of its Subsidiaries or any of their respective Representatives regarding any such bona fide Company Takeover Proposal, inquiry, proposal or offer, in each case, including any potential arrangements that may be entered into by any Family Stockholder in connection with such Company Takeover Proposal, inquiry, proposal or offer, subject to certain exceptions.

In addition, the Voting Agreement provides that if the Company is permitted to engage in discussions or negotiations with a person relating to a Company Takeover Proposal under the non-solicitation provision of the Merger Agreement, each Voting Agreement Stockholder and his, her or its Representatives may, solely during the period the Company is permitted to engage in such discussions or negotiations with such person under the non-solicitation provision of the Merger Agreement, (i) engage in any discussions or negotiations with such person and his, her or its Representatives solely during the time the Company is permitted to engage in discussions or negotiations with such person under the non-solicitation provision of the Merger Agreement, (ii) enter into a confidentiality agreement with such person and (iii) take any actions the Company or any of its Representatives is permitted to take relating to such Company Takeover Proposal (including the negotiation of any arrangements to be entered into by any of the Family Stockholders in connection with any such Company Takeover Proposal), subject to certain exceptions.

In addition, the Voting Agreement prohibits the transfer of Company Shares by the Voting Agreement Stockholders during the term of the Voting Agreement without the prior written consent of Parent and the Company other than certain transfers of Company Shares to Permitted Transferees (as defined in the Voting Agreement). Any additional Company Shares or other voting securities of the Company (or securities convertible into or exchangeable for such voting securities) that a Voting Agreement Stockholder acquires after the date of the Voting Agreement and prior to its termination (the “New Company Shares”) become subject to the Voting Agreement to the same extent as the Company Shares owned by such Voting Agreement Stockholder as of the date of the Voting Agreement.

Each Voting Agreement Stockholder agrees that in the event such person fails to comply with its obligations under the Voting Agreement with respect to voting Company Shares in accordance with the Voting Agreement’s terms, such person grants Parent an irrevocable voting proxy to vote the shares covered by the Voting Agreement. The Voting Agreement Stockholders also agreed to refrain from taking certain other actions, including soliciting proxies in connection with the transactions contemplated under the Transaction Agreements or any Company Takeover Proposal, or initiating a stockholder vote with respect to any Company Takeover Proposal, in each case, subject to the terms of the Voting Agreement. Each Voting Agreement Stockholder has also irrevocably waived, and agreed not to exercise, any rights of appraisal or rights of dissent from the Merger with respect to its Company Shares or New Company Shares.

The Voting Agreement terminates upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) with respect to a given Voting Agreement Stockholder, the written consent of Acquiror, the Company and such stockholder and (iii) the receipt of the Company Stockholder Approval. If the Voting Agreement is terminated and there has been Fraud (as defined in the Voting Agreement) or a Willful Breach by a party, the other parties are entitled to pursue damages for losses resulting from such Fraud or that Willful Breach, including, in the case of the Company, based on the loss of the premium the holders of Class A Shares would be entitled to receive pursuant to the terms of the Merger Agreement, where Parent is the breaching party (but excluding any Voting Agreement Stockholder from such loss of premium damages).

The foregoing description of the Voting Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Other Agreements

On July 20, 2026, concurrently with the execution of the Merger Agreement, the Company, Company LLC, the Continuing Stockholders and the TRA Party Representative (as defined therein) entered into Amendment No. 2 to the Tax Receivable Agreement, dated as of August 28, 2020 as amended by TRA Amendment No. 1 (as defined below), by and among the Company, Company LLC, the Continuing Stockholders and the TRA Party Representative (the “Tax Receivable Agreement” and such amendment, the “TRA Amendment”). Pursuant to the TRA Amendment, the Tax Receivable Agreement will automatically terminate concurrently with the Effective Time. In connection with such termination, the Continuing Stockholders will be paid an aggregate amount equal to $44 million by the Surviving Corporation (the “TRA Payment”). The foregoing description of the TRA Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the TRA Amendment, which is attached hereto as Exhibit 10.2 and incorporated by reference herein. In addition, attached hereto as Exhibit 10.3 is the full text of Amendment No. 1 to Tax Receivable Agreement, effective as of January 3, 2022, by and among the Company, Company LLC, the Continuing Stockholders and the TRA Party Representative (as defined therein) (“TRA Amendment No. 1”), which established in accordance with the Tax Receivable Agreement a Replacement Rate (as defined therein), to replace LIBOR for all purposes under the Tax Receivable Agreement. The foregoing description of TRA Amendment No. 1 and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the TRA Amendment No. 1.

On July 20, 2026, concurrently with the execution of the Merger Agreement, each of the Company, Company LLC and the Continuing Stockholders entered into Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement of Company LLC (“Amendment No. 1 to Third A&R Company LLC Operating Agreement”). Amendment No. 1 to Third A&R Company LLC Operating Agreement took effect upon execution thereof, and includes, among other things, restrictions on the Continuing Stockholders’ ability to, prior to the

Closing, (i) transfer or exchange their Common Units and (ii) change or terminate the Company as the managing member of Company LLC. The foregoing description of Amendment No. 1 to Third A&R Company LLC Operating Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of Amendment No. 1 to Third A&R Company LLC Operating Agreement, which is attached hereto as Exhibit 10.4 and incorporated by reference herein.

On July 20, 2026, concurrently with the execution of the Merger Agreement, each of the Company, Company LLC and the Continuing Stockholders entered into that certain Fourth Amended and Restated Limited Liability Company Agreement of Company LLC (“Fourth A&R Company LLC Operating Agreement”). Certain provisions of the Fourth A&R Company LLC Operating Agreement that relate to the automatic effectiveness of Closing Provisions (as defined below) substantially concurrently with the Closing (and immediately following the TRA Payment) are effective immediately upon execution thereof. The remainder of the Fourth A&R Company LLC Operating Agreement (the “Closing Provisions”) is effective substantially concurrently with the Closing, and immediately following the TRA Payment, will automatically amend and restate in its entirety the existing limited liability company agreement, as amended, of Company LLC. The Closing Provisions of the Fourth A&R Company LLC Operating Agreement set forth governance provisions for the post-closing operations of Company LLC, including relating to board composition, member approval rights, transfer restrictions, drag-along rights and certain exit rights for the Continuing Stockholders through a put/call structure (along with mechanics for determining the purchase price in connection with exercising such rights). The Fourth A&R Company LLC Operating Agreement also contains certain restrictive covenants, customary information and access rights and other rights and obligations of the members. The foregoing description of Fourth A&R Company LLC Operating Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Fourth A&R Company LLC Operating Agreement, which is attached hereto as Exhibit 10.5 and incorporated by reference herein.

On July 20, 2026, concurrently with the execution of the Merger Agreement, the Continuing Stockholders and the Company entered into a purchase agreement (the “Purchase Agreement”) to effect the Purchase. The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is attached hereto as Exhibit 10.6 and incorporated by reference herein.

On July 20, 2026, concurrently with the execution of the Merger Agreement, the Company and Company LLC entered into a redemption agreement (the “Redemption Agreement”) to effect the Redemption. The foregoing description of the Redemption Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Redemption Agreement, which is attached hereto as Exhibit 10.7 and incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 20, 2026, the Company Board approved and adopted Amendment No. 1 to the Amended and Restated By-laws of the Company (the “By-law Amendment”), which became effective upon execution and delivery of the Implementation Agreement. The changes effected by the Amendment provide that, among other things:

(1)

an authorized committee of the Company Board, in addition to the Company Board, the Chairman of the Company Board and the Chief Executive Officer, is permitted to call special meetings of stockholders;

(2)

the Chairman of the Special Committee, or his designee, will chair any special meetings of stockholders of the Company in the period beginning on the date of the Merger Agreement and continuing until the earlier of (a) the closing of the Merger and (b) the valid termination of the Merger Agreement in accordance with its terms; and

(3)	an authorized committee of the Company Board, in addition to the Company Board, may adopt rules and regulations for the conduct of special stockholder meetings and determine the order of business.

The foregoing description of the By-law Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the By-law Amendment, which is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of July 20, 2026, by and among Utz Brands, Inc., Idaho USA, Inc., Idaho Merger Sub, Inc. and Intersnack Group GmbH & Co. KG

2.2*	Implementation Agreement, dated as of July 20, 2026, by and among Utz Brands, Inc., Utz Brands Holdings, LLC, Intersnack Group GmbH & Co. KG, Idaho USA, Inc., Series U of UM Partners, LLC and Series R of UM Partners, LLC

3.1	Amendment No. 1 to the Amended and Restated By-laws of Utz Brands, Inc., effective as of July 20, 2026

10.1	Voting Agreement, dated as of July 20, 2026, by and among Utz Brands, Inc., Intersnack Group GmbH & Co. KG, Idaho USA, Inc., Series U of UM Partners, LLC, Series R of UM Partners, LLC, Dylan B. Lissette, Timothy P. Brown and the Rice Family Foundation

10.2	Amendment No. 2 to Tax Receivable Agreement, dated as of July 20, 2026, by and among Utz Brands, Inc., Utz Brands Holdings, LLC, Series U of UM Partners, LLC, Series R of UM Partners, LLC, and the TRA Party Representative (as defined therein)

10.3	Amendment No. 1 to Tax Receivable Agreement, effective as of January 3, 2022, by and among Utz Brands, Inc., Utz Brands Holdings, LLC, Series R of UM Partners, LLC, Series U of UM Partners, LLC and the TRA Party Representative (as defined therein)

10.4	Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings, LLC, dated as of July 20, 2026, by and among Utz Brands Holdings, LLC, Utz Brands, Inc., Series U of UM Partners, LLC and Series R of UM Partners, LLC

10.5*	Fourth Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings, LLC, dated as of July 20, 2026, by and among Utz Brands Holdings, LLC, Utz Brands, Inc., Series U of UM Partners, LLC and Series R of UM Partners, LLC

10.6	Purchase Agreement, dated as of July 20, 2026, by and among Utz Brands, Inc., Series U of UM Partners, LLC and Series R of UM Partners, LLC

10.7	Redemption Agreement, dated as of July 20, 2026, by and between Utz Brands, Inc. and Utz Brands Holdings, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain of the schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the SEC; provided that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules or exhibits so furnished.

Additional Information Regarding the Transaction and Where to Find It

This Current Report on Form 8-K does not constitute a solicitation of any vote or approval. This Current Report on Form 8-K relates to the proposed transaction involving the Company, whereby the Company would become an indirect wholly-owned subsidiary of Parent. The Company and certain affiliates of the Company intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the proposed transaction, and the Company intends to file a proxy statement on Schedule 14A relating to a special meeting of stockholders to approve the proposed transaction, each of which will be mailed or otherwise disseminated to the stockholders of the Company entitled to vote on the proposed transaction. The Company may also file other relevant documents with the SEC regarding the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO OR

INCORPORATED BY REFERENCE THEREIN), THE SCHEDULE 13E-3 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO OR INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company and the proposed transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. In addition, stockholders of the Company may obtain free copies of such documents by accessing the Investor Relations portion of the Company’s website at https://investors.utzsnacks.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees, may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth (i) in the Company’s definitive proxy statement on Schedule 14A for the 2026 annual meeting of stockholders of the Company, filed with the SEC on March 12, 2026 (available here), including under the sections “Proposal No. 1: Election of Directors”, “Directors of Utz Brands, Inc.”, “Executive Officers of Utz Brands, Inc.”, “Corporate Governance”, “Executive and Director Compensation”, “Security Ownership of Certain Beneficial Owners and Management” and “Related Party Transactions” and (ii) under Item 5.02, “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” in the Current Report on Form 8-K filed by the Company with the SEC on May 28, 2026 (available here). To the extent the security holdings of directors and executive officers have changed since the amounts described in these filings, such changes are set forth on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Updated information regarding the identity of participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Company’s Proxy Statement on Schedule 14A regarding the approval of the proposed transaction and other relevant documents to be filed with the SEC, if and when they become available. These documents will be available free of charge as described above.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including, without limitation, statements regarding the anticipated timing of the consummation of the proposed transaction. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “anticipates,” “believes,” “plans,” “projects,” “seeks,” “expects,” “future,” “intends,” “may,” “will,” “would,” “could,” “should,” “estimates,” “predicts,” “potential,” “continues,” “target,” “outlook” and similar terms and expressions, but the absence of these words does not mean that the statement is not forward-looking. Actual results may differ significantly from the forward-looking statements in this document due to various risks and uncertainties including, without limitation: (i) the risk that the proposed transaction may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of the common stock of the Company; (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder approvals and the receipt of necessary regulatory approvals, on the timeline expected, or at all; (iii) the effect of the announcement or pendency of the proposed transaction on the plans, business relationships, operating results and operations of the Company; (iv) potential difficulties maintaining relationships with or otherwise retaining employees, independent operators, suppliers or customers as a result of the announcement and pendency of the proposed transaction; (v) risks related to diverting management’s attention from the Company’s ongoing business operations; (vi) legal proceedings, including those that may be instituted against the Company, members of the Company Board, the Company’s executive officers or others following the announcement of the proposed transaction; (vii) risks regarding the failure of Parent to obtain the financing to complete the proposed transaction; and (viii) legislative, regulatory and economic developments. In addition, a description of certain other factors that could affect the Company’s business, financial condition or results of operations is included in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q filed with the SEC. Forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations but are not guarantees of future performance or events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. These forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Utz Brands, Inc.

Dated: July 22, 2026	By:	/s/ William J. Kelley Jr.
	Name:	William J. Kelley Jr.
	Title:	Executive Vice President, Chief Financial Officer